Exhibit 10.1

STOCK PURCHASE AGREEMENT

Among

Lydall, Inc.,

Lydall Transport, Ltd.

and

LTL Acquisition, LLC.

i

Exhibits

A	Lydall Services Agreement (Section 1.5 (a))

B	Transition Support Agreement (Section 1.5 (b))

C	Use of Name Agreement (Section 1.5 (c))

STOCK PURCHASE AGREEMENT

This agreement (the “Agreement”) is entered into as of September 1, 2008 by and among LTL Acquisition LLC, a Delaware limited liability company (the “Buyer”), Lydall, Inc., a Delaware corporation (the “Seller”), which owns all of the issued and outstanding capital stock of Lydall Transport, Ltd., a Virginia corporation (“the Company”) and the Company.

Preliminary Statement

1. The Seller owns all of the issued and outstanding shares of capital stock of the Company (“Shares”).

2. The Buyer desires to purchase, and the Seller desires to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE SHARES

Section 1.1 Purchase of the Shares from the Seller. Subject to and upon the terms and conditions of this Agreement, at the Closing the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Shares. At the Closing, the Seller shall deliver to the Buyer certificates evidencing the Shares owned by the Seller duly endorsed in blank or with stock powers duly executed by the Seller.

Section 1.2 Further Assurances. At any time and from time to time after the Closing, at the Buyer’s request and without further consideration, the Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Shares, to put the Buyer in actual possession and operating control of the assets, properties and business of the Company, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

Section 1.3 Purchase Price. The purchase price to be paid by the Buyer to the Seller for the Shares shall be equal to $3,600,000 (the “Purchase Price”), subject to adjustment as provided in Section 1.6. The Purchase Price shall be payable in the manner described in Section 1.4.

Section 1.4 Payment of Purchase Price. At the Closing, the Buyer shall deliver the Purchase Price to the Seller by wire transfer of immediately available funds to an account designated by the Seller.

Section 1.5 Additional Agreements. As an additional inducement to Buyer to enter into this Agreement, Seller agrees as follows:

(a) At Closing, Seller will enter into a Services Agreement with the Company, substantially in the form attached hereto as Exhibit A, whereby Seller will agree to engage the Company and its Subsidiaries to perform substantially the same freight hauling services after Closing performed by each such entity prior to Closing, for a period of three (3) years from the date of Closing (the “Lydall Services Agreement”) in accordance with that agreement. Seller and the Company agree that pricing under the Lydall Services Agreement through December 31, 2009 will be the lower of (i) currently established pricing for such services as set forth in the Lydall Services Agreement or (ii) “cost” as defined in the Lydall Services Agreement plus twenty-four (24) percent. On each of January 1, 2010 and January 1, 2011, the parties will re-negotiate pricing based on current market conditions, provided that Seller will guarantee that minimum payments to the Company under the Lydall Services Agreement will be $1,200,000 for each year of the three year term.

(b) At Closing, Seller will enter into a Transition Support Agreement with the Company substantially in the form attached hereto as Exhibit B (the “Transition Support Agreement”). The Transition Support Agreement will provide that until December 31, 2008, Seller agrees to provide the Company and its Subsidiaries support and administrative services to facilitate transition and migration of IT systems and certain accounting and banking functions without additional compensation or payment by Buyer or the Company (other than reimbursement for actual out-of-pocket expenses to unaffiliated third parties billed at cost). The Company will agree to replace those administrative services as soon as possible. In addition, the Company’s auditors will continue to have access to Seller’s IT accounting systems and underlying records through March 31, 2009.

(c) At Closing, the Seller and the Company and its Subsidiaries will enter into an agreement regarding the use of the “Lydall” name substantially in the form attached hereto as Exhibit C (“Use of Name Agreement”). The Use of Name Agreement will provide for an indemnification of Seller and will have a term ending on December 31, 2009.

(d) The purchase price payable at Closing will be adjusted to reflect pro-ration of the medical insurance premium payable for the month of Closing as follows: (i) payment by the Seller to the Company for pro-rated premium after the Close if the Close occurs by 9/15/08 and (ii) payment by the Company to the Seller for pro-rated premium after the Close if the Close occurs on or after 9/16/08.

Section 1.6 Post-Closing Adjustments. The Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a) Within 45 days after the Closing Date, the Buyer shall prepare and deliver to the Seller the Draft Closing Balance Sheet. The Buyer shall prepare the Draft Closing Balance Sheet in accordance with GAAP applied on a basis consistent with the application of GAAP to the preparation of the Financial Statements, which shall set forth Working Capital. The Buyer shall provide Seller with access to the Company’s books, records and financial personnel after Closing in order to review and respond to the Draft Closing Balance Sheet.

(b) The Seller shall deliver to the Buyer, by the Objection Deadline Date, either a written notice indicating that the Seller accepts the Draft Closing Balance Sheet or a detailed written statement describing its objections (if any) to the Draft Closing Balance Sheet. If the Seller delivers to the Buyer a written notice accepting the Draft Closing Balance Sheet, or the Seller does not deliver a written objection to the Draft Closing Balance Sheet by the Objection Deadline Date, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on the Objection Deadline Date, the Draft Closing Balance Sheet shall be deemed to be the Final Closing Balance Sheet. If the Seller timely objects to the Draft Closing Balance Sheet, such objections shall be resolved as follows:

(i) The Buyer and the Seller shall first use reasonable efforts to resolve such objections.

(ii) If the Buyer and the Seller do not reach a resolution of all objections set forth on the Buyer’s statement of objections within 30 days after delivery of such statement of objections, the Buyer and the Seller shall, within 30 days following the expiration of such 30-day period, engage the Accountant, pursuant to an engagement agreement executed by the Buyer, the Seller and the Accountant, to resolve any remaining objections set forth on the Seller’s statement of objections (the “Unresolved Objections”).

(iii) The Buyer and the Seller shall jointly submit to the Accountant, within 10 days after the date of the engagement of the Accountant (as evidenced by the date of the engagement agreement), a copy of the Draft Closing Balance Sheet, a copy of the statement of objections, and a statement setting forth the resolution of any objections agreed to by the Buyer and the Seller. Each of the Buyer and the Seller shall submit to the Accountant (with a copy delivered to the other party on the same day), within 30 days after the date of the engagement of the Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of the Buyer and the Seller may (but shall not be required to) submit to the Accountant (with a copy delivered to the other party on the same day), within 30 days after the date of the engagement of the Accountant, a memorandum responding to the initial memorandum submitted to the Accountant by the other party. Unless requested by the Accountant in writing, neither the Buyer nor the Seller may present any additional information or arguments to the Accountant, either orally or in writing.

(iv) Within 60 days after the date of its engagement hereunder, the Accountant shall determine whether the objections raised by the Buyer are appropriate and shall issue a ruling which shall include a balance sheet, comprised of the Draft Closing Balance Sheet as adjusted pursuant to any resolutions to objections agreed upon by the Buyer and the Seller and pursuant to the Accountant's resolution of the Unresolved Objections. Absent plain error or mistake, such balance sheet shall be deemed to be the Final Closing Balance Sheet.

(v) The resolution by the Accountant of the Unresolved Objections shall be conclusive and binding upon the Buyer and the Seller. The Buyer and the Seller agree that the procedure set forth in this Section 1.5 (b) for resolving disputes with respect to the Draft Closing Balance Sheet shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either party from instituting litigation to enforce the ruling of the Accountant.

(vi) The Buyer and Seller shall each pay half of all fees and expenses of the Accountant.

(c) If Working Capital as shown on the Final Closing Balance Sheet is greater or less than $1,500,000, the Purchase Price shall be increased by any excess or reduced by any shortfall. Seller shall return any shortfall to the Buyer or Buyer shall return any excess to the Seller within three business days after the date on which the Final Closing Balance Sheet is finally determined pursuant to this Section 1.5.

(d) Any adjustments pursuant to this Section 1.5 shall be treated as an adjustment to the Purchase Price for Tax and accounting purposes and the Parties agree to treat any adjustment as such.

Section 1.7 The Closing. The Closing shall take place at the offices of Lydall, Inc., One Colonial Road in Manchester, Connecticut commencing at 9:00 a.m., local time, on the Closing Date, or at such other place and time agreed upon by the parties. If agreed to by the Buyer and Seller, delivery of documents to occur at Closing may be accomplished by mail, email of scanned documents, messenger or facsimile transmission and Purchase Price delivered by wire transfer (followed by hard copies), in which case Closing will be deemed to have occurred on the date of the last transmission of such documents or Purchase Price (or at such other time as is agreed to in writing by the parties.)

ARTICLE II.

REPRESENTATIONS OF THE SELLER REGARDING THE SHARES

The Seller jointly and severally represents and warrants to the Buyer, its successors and assigns, that the statements contained in this Article II are true and correct.

Section 2.1 Title. The Seller has good and marketable title to the Shares which are to be transferred to the Buyer by such Seller pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

Section 2.2 Authority. The Seller has the full right, power and authority to enter into this Agreement and all other Transaction Documents and to transfer, convey and sell to the Buyer at the Closing the Shares and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Seller good and marketable title to such Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. This Agreement and all other Transaction Documents have been duly and validly executed and delivered by the Seller and the Company and constitute a valid and binding obligation of the Seller and the Company, enforceable against each in accordance with its terms.

Section 2.3 Regulatory Approvals. The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement or any other Transaction Documents by the Seller or the transfer, conveyance and sale of the Shares to be sold to the Buyer pursuant to the terms hereof.

Section 2.4 Brokers. Other than Anderson LeNeave & Co., the Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Seller shall be solely responsible for any and all obligations to Anderson LeNeave & Co.

ARTICLE III.

REPRESENTATIONS OF THE SELLER

REGARDING THE COMPANY AND ITS SUBSIDIARIES

The Seller represents and warrants to the Buyer, its successors and assigns, that, except as set forth in the Schedules, the statements contained in this Article III are true and correct. The disclosures in any Schedule shall qualify only the corresponding section or subsection in this Article III unless it is clear from the substance of any disclosure that it pertains to one or more other sections or subsections, in which case it shall be deemed to modify such other section or subsection.

Section 3.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the Commonwealth of Virginia. Lydall Distribution Services, Inc. is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Connecticut. Lydall Express, LLC is a limited liability company duly organized, validly existing and in LLC and tax good standing under the laws of the State of Delaware, The Company and its Subsidiaries are duly qualified to conduct business and are in entity and tax good standing under the laws of each jurisdiction listed in Schedule 3.1, which jurisdictions constitute the only jurisdictions in which the nature of the Company's or its Subsidiaries’ businesses or the ownership or leasing of its properties requires such qualification. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company and its Subsidiaries have furnished to the Buyer complete and accurate copies of their Certificates of Incorporation and Bylaws, or Certificate of Formation and Limited Liability Company Agreement as appropriate, each as amended and/or restated to date (such documents, respectively, the “Formation Documents”). Neither the Company, nor its Subsidiaries is in default under or in violation of any provision of its Formation Documents. Neither the Company, nor its Subsidiaries controls, directly or indirectly, or has any direct or indirect equity participation in, any corporation, limited liability company, partnership, trust or other business association or entity other than as set forth in Schedule 3.1.

Section 3.2 Capitalization. The authorized capital stock of the Company consists of 25,000 shares of common stock, $100 par value per share (the “Common Stock”), of which 1,000 shares are issued and outstanding and held by the Seller. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any shares of capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company were issued in compliance with all applicable federal and state securities laws.

(a) The authorized capital stock of Lydall Distribution Services, Inc. consists of 5,000 shares of common stock, $0 par value per share (the “Common Stock”), of which 1,000 shares are issued and outstanding and held by the Company. All of the issued and outstanding shares of capital stock of Lydall Distribution Services, Inc have been duly authorized and are validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which Lydall Distribution Services, Inc is a party or which are binding upon Lydall Distribution Services, Inc providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Lydall Distribution Services, Inc. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any shares of capital stock of Lydall Distribution Services, Inc. All of the issued and outstanding shares of capital stock of Lydall Distribution Services, Inc were issued in compliance with all applicable federal and state securities laws.

(b) All of the membership interests of Lydall Express, LLC. are issued, and outstanding and held by the Company and Lydall Distribution Services, Inc; all such membership interests have been duly authorized and are validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which Lydall Express, LLC is a party or which are binding upon Lydall Express LLC providing for the issuance, disposition or acquisition of any of its membership interests. There are no outstanding or authorized agreements, voting trusts, proxies or understandings with respect to the voting or registration under the Securities Act of any membership interests of Lydall Express, LLC. All of the issued and outstanding membership interests of Lydall Express LLC. were issued in compliance with all applicable federal and state securities laws.

Section 3.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the Transaction Documents. The execution and delivery by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 3.4 Noncontravention. Neither the execution and delivery by the Company of this Agreement and the Transaction Documents, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Formation Documents of the Company or its Subsidiaries, (b) require on the part of the Company or its Subsidiaries any notice to or filing with, for any permit, authorization, consent or approval of, any Governmental Entity or except as provided on Schedule 3.4 any other person or entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or its Subsidiaries or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its Subsidiaries or any of their properties or assets. Schedule 3.4 lists all consents and approvals of third parties that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement and the Transaction Documents.

Section 3.5 Financial Statements. The Company has provided to the Buyer the Financial Statements. Except as set forth in Schedule 3.5, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, and results of operations of the Company and its Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements do not include those disclosures required by GAAP set forth on Schedule 3.5,

Section 3.6 Absence of Certain Changes. Except as set forth in Schedule 3.6, since July 31, 2008, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company and its Subsidiaries have not taken any of the following actions:

(i) declared or paid any dividend or other distribution in cash or property on its capital stock or repurchased any of its capital stock;

(ii) incurred, assumed or guaranteed any debt (including capital lease obligations, but excluding accounts payable incurred in the ordinary course of business); or made any loans, advances or capital contributions to, or investments in, any other person;

(iii) increased in any manner the compensation or fringe benefits of, or materially modified the employment terms of, or paid any bonuses to, its employees;

(iv) acquired any assets or made any capital expenditures for an amount of over $25,000 in any one instance or $50,000 in the aggregate;

(v) changed in any material respect its accounting methods, principles or practices, except as required by a generally applicable change in GAAP;

(vi) paid any obligation or liability other than in the Ordinary Course of Business; or

(vii) entered into any agreement (whether written or oral) involving any current or former officer, director or manager of the LLC of the Company or its Subsidiaries.

Section 3.7 Undisclosed Liabilities. Neither the Company nor the Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company's balance sheet as of July 31, 2008, (b) liabilities which have arisen in the Ordinary Course of Business since July 31, 2008 and (c) contractual and other liabilities which (i) are incurred in the Ordinary Course of Business such as operating leases.

Section 3.8 Tax Matters.

(a) The Seller has filed consolidated federal income tax returns which include all information required to be included regarding the Company and its Subsidiaries and either the Seller or the Company or its subsidiaries have filed all other material tax returns that were required (together “Tax Returns”), and all such Tax Returns were complete and accurate in all material respects. The Company has paid all Taxes that were due and payable. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. The Company has complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(b) The Company has delivered to the Buyer complete and accurate copies of all portions of Seller’s consolidated federal income tax returns applicable to the Company and its Subsidiaries, and any examination reports and statements of deficiencies assessed against or agreed to by the Company during 2005 and 2006. The consolidated federal income tax returns of the Seller have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all Taxable years through the Taxable year specified in Schedule 3.8(b). The Company has delivered to the Buyer complete and accurate copies of all other Tax Returns, examination reports and statements of deficiency assessed against or agreed to by the Company during 2005 and 2006. Except as set forth on Schedule 3.8(b) no examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has filed Tax Returns in all jurisdictions where it is required to file Tax Returns. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code.

(d) The Company is not a party to any Tax litigation. The Company has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(e) There are no liens or other Encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

(f) Schedule 3.8(f) sets forth each jurisdiction (other than United States federal) in which the Company files, or is required to file or has been required to file a Tax Return.

Section 3.9 Assets. The Company and each Subsidiary is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company and each such Subsidiary, free and clear of all Security Interests. The Company and its Subsidiaries own or lease all tangible assets sufficient for the conduct of their business as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Tangible assets include such spare parts and supplies owned by the Company and its Subsidiaries.

Section 3.10 Owned Real Property. The Company and its Subsidiaries do not own any real property.

Section 3.11 Real Property Leases. Schedule 3.11 lists all Leases. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect;

(b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing-in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Company, its Subsidiaries nor, to the knowledge of the Company or its Subsidiaries, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company or its Subsidiaries, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or its Subsidiaries or, to the knowledge of the Company or its Subsidiaries, any other party under such Lease;

(d) the Company and its Subsidiaries have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(f) all facilities leased or subleased thereunder have received all material approvals of Governmental Entities (including licenses and permits) required in connection with the operation thereof, and have been and currently are operated and maintained in accordance with applicable laws, rules, and regulations;

(g) all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(h) there is no Encumbrance, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company or its Subsidiaries of the property subject thereto.

Section 3.12 Intellectual Property.

The Company and its Subsidiaries have not interfered with, infringed upon, misappropriated or violated any intellectual property rights of third parties, and the Company and its Subsidiaries have not received any, nor have knowledge of any potential, charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or its Subsidiaries must license or refrain from using any intellectual property rights of any third party). To the knowledge of the Company and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or violated any intellectual property rights of the Company or its Subsidiaries.

Section 3.13 Contracts.

(a) Schedule 3.13 lists the following agreements (written or oral) to which the Company or its Subsidiaries is a party as of the date of this Agreement, which are all of the agreements of the Company and its Subsidiaries for which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect individually or $75,000 in the aggregate:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum;

(ii) any agreement (or group of related agreements) for the furnishing or receipt of goods or services (A) which involves more than the sum of $25,000, or (B) in which the Company or its Subsidiaries has granted “most favored nation” pricing provisions or exclusive sales or marketing rights relating to any services or territory or has agreed to sell services and/or purchase a minimum quantity of goods or services or has agreed to sell services and/or purchase goods or services exclusively to or from a certain party;

(iii) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(iv) any agreement for the disposition of any significant portion of the assets or business of the Company or its Subsidiaries valued at more than $50,000 or any agreement for the acquisition of the assets or business of any other;

(v) any agreement concerning confidentiality, assignment of inventions, non-competition or non-solicitation;

(vi) any agreement or lease with independent owner/operators;

(vii) any employment or consulting agreement;

(viii) any agreement (whether written or oral) involving any current or former officer or director of the Company or its Subsidiaries;

(ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x) any agreement which contains any provisions requiring the Company or its Subsidiaries to indemnify any other party (excluding indemnities contained in agreements for the sale of services entered into in the Ordinary Course of Business); and

(xi) any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

(b) The Company has delivered or made available to the Buyer a complete and accurate copy of each agreement listed in Schedules 3.11 or 3.13 or in the case of owner operator leases and carrier agreements, some cases a template agreement used for all contracts in each category. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; (iii) neither the Company, its Subsidiaries nor, to the knowledge of the Company or its Subsidiaries, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company or its Subsidiaries, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or its Subsidiaries or, to the knowledge of the Company or its Subsidiaries, any other party under such agreement; and (iv) in the case of template agreements provided, each contract made from the template does not deviate in any significant way from the template.

Section 3.14 Accounts Receivable. All accounts receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no known setoffs or counterclaims and are collectible in the Ordinary Course of Business to the knowledge of Seller, net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no known setoffs or counterclaims and are collectible to the knowledge of Seller, net of any applicable reserve for bad debts. The Company and its Subsidiaries has not received any written notice from an account debtor stating that any account receivable in an amount in excess of $25,000 is subject to any contest, claim or setoff by such account debtor.

Section 3.15 Insurance. Schedule 3.15 lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or its Subsidiaries is a party, all of which are in full force and effect. Except as set forth in Schedule 3.15, there is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company will not be liable for retroactive premiums or similar payments, and the Company and its Subsidiaries is otherwise in compliance in all material respects with the terms of such policies. The Company and its Subsidiaries has no knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing to the knowledge of Seller, except as set forth in Schedule 3.15.

Section 3.16 Litigation. Except as set forth in Schedule 3.16, there is no Legal Proceeding which is pending or has been threatened in writing against the Company or its Subsidiaries. There are no judgments, orders or decrees outstanding against the Company or its Subsidiaries. Except for the $10,000 deductible already accrued on the Company’s books, Seller shall be solely responsible for any and all claims (and costs and expense associated therewith) related to a burst pipe at the Newport News facility on June 19, 2008.

Section 3.17 Warranties. Except as set forth in Schedule 3.17, no service sold, or delivered by the Company or its Subsidiaries is subject to any guaranty, warranty, right of credit or other indemnity other than (i) the applicable standard terms and conditions of the Company or its Subsidiaries, which are set forth in Schedule 3.17 and (ii) manufacturers’ warranties for which the Company or its Subsidiaries does not have any liability. Schedule 3.17 sets forth the aggregate expenses incurred by the Company and its Subsidiaries in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company and its Subsidiaries does not know of any reason why such expenses should significantly increase in any material respect as a percentage of sales in the future.

Section 3.18 Employees.

(a) Schedule 3.18a contains a list of all employees of the Company and its Subsidiaries, along with the position and the annual rate of compensation of each such person. Each current or past employee of the Company and its Subsidiaries has entered into confidentiality, assignment of inventions, non-competition and non-solicitation agreements, a copy or form of which has previously been delivered to the Buyer. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

(b) The Company and its Subsidiaries are not a party to or bound by any collective bargaining agreement, nor have they experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company and its Subsidiaries has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

(c) The Company and its Subsidiaries are in compliance in all material respects with laws relating to the hiring and employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining. Except as set forth in Schedule 3.18c, there are no workers’ compensation claims pending against the Company or its Subsidiaries. The Company and its Subsidiaries have not received written notification that the employment of any employee would materially violate applicable law.

Section 3.19 Employee Benefits.

(a) Schedule 3.19(a) contains a complete and accurate list of all Seller’s employee benefit plans that cover the employees of the Company and its Subsidiaries (“Seller Plans”). The Company and its Subsidiaries have no employee benefit plans separate from the Seller’s Plans. The participation of the Company’s or Subsidiaries’ employees in the Seller Plans will be terminated as of the Closing and neither the Company nor any of the Subsidiaries will have any further liability or obligations with respect to any Seller Plans or the funds held for the benefit of any current or former employee of the Company or its Subsidiaries, except that the Flexible Spending Account elections and balances will be transferred to the Company’s plan during the transition period.

(b) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Seller’s employee benefit plans and proceedings with respect to qualified domestic relations orders) against or involving any employee of the Company or its Subsidiaries and related to the Seller’s employee benefit plans or asserting any rights or claims to benefits under any Seller employee benefit plan that could give rise to any material liability.

(c) Neither the Company nor its Subsidiaries has ever (i) maintained an Employee Benefit Plan that is intended or required to be qualified under Section 401 (a) of the Code, (ii) maintained an Employee Benefit Plan subject to Section 412 of the Code or Title N of ERISA, or (iii) in the past 10 years been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(d) There are no unfunded obligations under any Seller employee benefit plan providing benefits after termination of employment to any employee of the Company or its Subsidiaries (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.

(e) No act or omission has occurred and no condition exists with respect to any Seller employee benefit plan that would subject the Company or its Subsidiaries to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider of such plans.

(f) Schedule 3.19(f) sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of December 31, 2007.

(g) All persons performing services for or on behalf of the Company or the Subsidiaries as independent contractors have been properly characterized under all applicable federal and state income, payroll, worker’s compensation and employment laws. The characterization of such individuals by the Company or its Subsidiaries as independent contractors satisfies and at all times have satisfied the requirements of applicable state and federal law to be so classified; the Company and its Subsidiaries have fully and accurately reported the compensation of such individuals on IRS Forms 1099 when required to do so; and neither the Company nor its Subsidiaries has any obligation to provide benefits with respect to any of such individuals under the Seller’s employee benefit plans or otherwise.

(h) Except as set forth in Schedule 3.19(h), neither the Company nor any subsidiary is a party to any oral or written (i) agreement with any member, director, manager, officer or employee of the Company or its Subsidiaries (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director, manager, officer or employee; (ii) agreement, plan or arrangement under which any person may receive payments from the

Company or its subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding the Company or its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. All agreements set forth in Schedule 3.19(h) shall be the sole responsibility of the Seller.

Section 3.20 Environmental Matters. The Company and its Subsidiaries have complied with all applicable Environmental Laws except to the extent that any such noncompliance would have no Company Material Adverse Effect. There is no pending or, to the knowledge of the Company or its Subsidiaries, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or its Subsidiaries, except as set forth in Schedule 3.20. Except as set forth in Schedule 3.20, the Company and its Subsidiaries does not have any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

Section 3.21 Legal Compliance. (a) The Company and its Subsidiaries are currently conducting, and have at all times during the last five (5) years conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation, except as set forth in Schedule 3.21.

(b) Neither Seller, its Subsidiaries or any of their directors, officers, members, agents, employees or other persons or entities associated with or acting on behalf of the Company or its Subsidiaries has: (i) used any corporate or entity funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payments to government officials or employees or foreign government officials or employees, from corporate or entity funds, (iii) established or maintained any unlawful or unrecorded fund of corporate or entity monies or other assets, (iv) made any false or fictitious entries on the books of account of the Company or its Subsidiaries, or (v) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.22 Customers and Suppliers. Schedule 3.22 sets forth a list of (a) each customer that accounted for more than 5% of the revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet

Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company or its Subsidiaries. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying services or supplying products or services, as applicable, to the Company and its Subsidiaries. The Company and its Subsidiaries have no knowledge that any pending or planned acquisition of plant, equipment, or other supplies will be materially delayed or that any deficiencies in capability or performance exists in connection with any such acquisition so pending or planned.

Section 3.23 Permits. Schedule 3.23 sets forth a list of all Permits issued to or held by the Company or its Subsidiaries. Such listed Permits are the only Permits that are required for the Company and its Subsidiaries to conduct its business as presently conducted or as proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect; the Company and its Subsidiaries are in compliance with the terms of each such Permit; and, to the knowledge of the Company and its Subsidiaries, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

Section 3.24 Certain Business Relationships With Affiliates. No Affiliate of the Company or its Subsidiaries (other than another subsidiary of the Company) (a) owns any property or right, tangible or intangible, which is used in the business of the Company or its Subsidiaries, (b) has any claim or cause of action against the Company or its Subsidiaries, or (c) owes any money to, or is owed any money by, the Company or its Subsidiaries, except as set forth on Schedule 3.24. Schedule 3.24 describes any relationships between the Company and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

Section 3.25 Brokers’ Fees. The arrangement with Anderson LeNeave & Co. is with the Seller. The Company and its Subsidiaries do not have any liability or obligation to pay any fees or commissions to Anderson LeNeave & Co. or any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.26 Books and Records. The minute books and other similar records of the Company and its Subsidiaries contain complete and accurate records of all actions taken at any meetings of the Company’s or its Subsidiaries’ stockholders, Board of Directors, members or managers as applicable, and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and its Subsidiaries and have been maintained in accordance with good business and bookkeeping practices. There are no bank accounts or safe deposit boxes of the Company or its Subsidiaries.

Section 3.27 Disclosure. No representation or warranty by the Seller or the Company contained in this Agreement, and no statement contained in any Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company or its Subsidiaries pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Seller, the Company and its Subsidiaries have disclosed to the Buyer all material information relating to the business of the Company and its Subsidiaries or the transactions contemplated by this Agreement.

Section 3.28 Pending Transactions. Except for this Agreement, as of the date of this Agreement, the Company and its Subsidiaries are not a party to or bound by any agreement, undertaking or commitment (i) to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person or (ii) to sell, lease or exchange all or substantially all of its property and assets to any other corporation or person.

Section 3.29 Sales Force. Schedule 3.29 contains a complete list of all individuals who have accounted for sales of the Company or its Subsidiaries during the twelve-month period ended July 31, 2008 and the percentage of total sales that each such individual accounted for during such twelve-month period. No person listed has given written notice (and Seller has no knowledge) of his or her intent to terminate his or her relationship with the Company or its Subsidiaries or seek a material change in compensation or benefits from the Company or its Subsidiaries.

ARTICLE IV.

REPRESENTATIONS OF THE BUYER

The Buyer represents and warrants to Seller as follows:

Section 4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Stockholders complete and accurate copies of its Certificate of Incorporation and By-laws.

Section 4.2 Authorization of Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

Section 4.3 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement, nor the consummation by the Buyer of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Formation Documents of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

Section 4.4 Brokers’ Fees. The buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this agreement.

ARTICLE V.

PRE-CLOSING COVENANTS

Section 5.1 Closing Efforts. The Buyer shall call for capital sufficient to pay the Purchase Price within one business day of the parties’ execution of this Agreement and shall provide written certification of that action to Purchaser. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement are satisfied.

Section 5.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from

Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b) Each party shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required.

Section 5.3 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, Seller shall cause the Company and the subsidiaries to conduct operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, prior to the Closing, neither the Company nor any subsidiary shall, without the written consent of the Buyer:

(a) issue or sell any stock or other securities or any options, warrants or other rights to acquire any such stock or other securities;

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or ownership;

(c) create, incur or assume any Indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any (i) Employee Benefit Plan or (ii) employment or severance agreement or arrangement of the type described in Section 3.19(h), or (except for scheduled increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment or service terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 3.19(h) of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than. in the Ordinary Course of Business;

(h) amend its Certificate of Incorporation, By-laws or other Formation Documents in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

(i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes that affect the Company;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Schedules 3.11, 3.12 or 3.13;

(k) make or commit to make any capital expenditure in excess of $25,000 per item or $50,000 in the aggregate;

(l) institute or settle any Legal Proceeding;

(m) enter into any agreement (whether written or oral) involving any current or former officer or director of the Company or an Affiliate thereof;

(n) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Seller or the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth below not being satisfied; or

(o) agree in writing or otherwise to take any of the foregoing actions.

Section 5.4 Access to Information.

(a) Seller and the Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial, tax and accounting records (including the work papers of the Company's independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company and the Subsidiaries for the purpose of performing such inspections and tests as the Buyer deems necessary or appropriate.

(b) Within 9 days after the end of each month ending prior to the Closing, beginning with August 2008, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

Section 5.5 Notice of Breaches.

(a) From the date of this Agreement until the Closing, Seller or the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

(b) From the date of this Agreement until the Closing, the Buyer shall promptly deliver to Seller supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

Section 5.6 Exclusivity.

(a) From execution of this Agreement until September 15, 2008 or such earlier date of termination of this Agreement, neither Seller nor the Company shall and Seller and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly: (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, the Subsidiaries or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company, the Subsidiaries or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

(b) Seller and the Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If Seller or the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, Seller shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer. Any break-up fees, costs or other charges or expenses attributable to termination of any discussions or negotiations shall be the sole responsibility of Seller.

ARTICLE VI.

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of the Buyer. The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in the sole discretion of the Buyer:

(a) Corporate Proceedings. All entity and other proceedings required to be taken on the part of the Company and its Subsidiaries and the Seller to authorize or carry out this Agreement shall have been taken.

(b) Continued Truth of Representations and Warranties of the Stockholders and the Company; Compliance with Covenants and Obligations; Absence of Adverse Change. The representations and warranties of the Company in this Agreement and any Transaction Documents shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing Date), except for any changes permitted by the terms hereof or consented to in writing by the Buyer. Seller and the Company shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. Since the Most Recent Balance Sheet Date, there shall have been no Company Material Adverse Effect.

(c) Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller and the Company of the transactions contemplated by this Agreement and the operation of the business of the Company and its Subsidiaries by the Buyer, shall have consented to, authorized, permitted or approved such transactions.

(d) Consent of Lenders, Lessors and Other Third Parties. Seller and the Company shall have obtained at their own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices which are required on the part of the Company and its Subsidiaries, including without limitation, those set forth on Schedule 3.4. Without limiting the foregoing, (i) GE Commercial Credit, upon payment for outstanding balances on two leases it has with the Company and evidence of insurance covering the third lease it has with the Company, shall have consented to the release of the Seller’s guarantee of the Company’s leases without any third party guarantees or other collateral and (ii) Road Hole Leasing LLC shall have entered into a lease with the Company at the agreed rates without any third party guarantees or other collateral.

(e) Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own the Shares or to own or operate the business of the Company and its Subsidiaries after the Closing.

(f) Resignations. The Buyer shall have received copies of the resignations, effective as of the Closing, of each director, officer and/or manager, as appropriate of the Company and its Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

(g) Non-Competition and Non-Solicitation Agreements. Such individuals listed on Schedule 3.29 who collectively account for at least 80% of total sales of the Company during the twelve month period ended July 31, 2008, shall have entered into non-competition and non-solicitation agreements with the Seller which agreements will be transferred to the Buyer.

(h) Retention Bonuses. Seller shall pay all retention bonuses due under the agreements listed in Schedule 3.19 (h) at the Close.

(i) Closing Deliveries. The Buyer shall have received at or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

(i) stock certificates representing the Shares duly endorsed in accordance with Section 1.1 of this Agreement;

(ii) such certificates of the Company's officers and managers as appropriate of the Seller, the Company and its Subsidiaries and such other documents evidencing satisfaction of the conditions specified in this Section 5.1 as the Buyer shall reasonably request;

(iii) a certificate of the Secretary of State or comparable governmental authority for the state of formation for the Seller, the Company and its Subsidiaries as to their legal existence and good standing (including tax);

(iv) certificates of appropriate governmental officials in each state in which the Company and its Subsidiaries are required to qualify to do business as a foreign corporation as to the due qualification and good standing of the Company and its Subsidiaries in each such jurisdiction;

(v) a certificate of the Secretary or other authorized representative of the Seller, the Company and its subsidiaries attesting to the incumbency of their officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the organizational documents delivered pursuant to Section 3.1;

(vi) the Lydall Services Agreement duly executed by the Seller;

(vii) the Transition Support Agreement duly executed by the Seller;

(viii) the original corporate minute books and all corporate seals (or the comparable records for Lydall Express, LLC.) of the Company and its Subsidiaries;

(ix) written resignations of all officers, directors, managers and other persons reasonably identified by Buyer;

(x) letters signed by persons authorized to sign checks for the Company or any Subsidiary, withdraw or transfer funds or borrow money on behalf of the Company or any Subsidiary addressed to the bank or banks where funds of the Company or any Subsidiary are deposited or held and where such credits are authorized, stating that such person relinquishes such authority or acknowledging that such authority is terminated except as expressly authorized by Buyer;

(xi) Delivery of documents, instruments, or agreements established as condition for Closing under the foregoing provisions of this Section 5.1 (to the extent not waived by Buyer) each executed by the appropriate party; and

(xii) a cross receipt executed by the Buyer and the Seller.

Section 6.2 Conditions to Obligations of the Seller. The obligations of the Seller under this Agreement are subject to the fulfillment. at the Closing Date, of the following conditions precedent, each of which may be waived in the sole discretion of the Seller:

(a) Proceedings. All proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

(b) Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations. The representations and warranties of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing Date), except for any changes permitted by the terms hereof or consented to in writing by the Seller. The Buyer shall have performed and complied with all terms, conditions. covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c) Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent. authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

(d) Consents of Lenders, Lessors and Other Third Parties. The Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement.

(e) Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain prohibit or invalidate the transactions contemplated by this Agreement.

(f) Closing Deliveries. The Seller shall have received at or prior to the Closing such documents, instruments or certificates as the Seller may reasonably request including, without limitation:

(i) such certificates of the Buyer's officers/representatives and such other documents evidencing satisfaction of the conditions specified in this Section 5.2 as the Seller shall reasonably request;

(ii) payment of the amount set forth in Section 1.4;

(iii) the Lydall Services Agreement duly executed by the Company;

(iv) the Transition Support Agreement duly executed by the Company;

(v) the Use of Name Agreement; and

(vi) a cross receipt executed by the Buyer and the Seller.

ARTICLE VII.

INDEMNIFICATION

Section 7.1 Indemnification by the Seller. The Seller shall indemnify the Buyer, and from and after the Closing the Company and its Subsidiaries, and their respective officers, directors, LLC Manager, employees, successors and assigns (together the “Buyer Indemnified Parties”) in respect of, and hold each harmless against, any and all Damages incurred or suffered by the Buyer Indemnified Parties resulting from, relating to or constituting:

(a) any breach of any representation or warranty of the Seller contained in this Agreement;

(b) any failure to perform any covenant or agreement of the Seller contained in this Agreement;

(c) any failure of Seller to have good, valid and marketable title to the issued and outstanding Shares issued, free and clear of all Security Interests;

(d) any claim by a stockholder or former stockholder or owner of the Company or its Subsidiaries, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership; (ii) any rights of a stockholder, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Formation Documents of the Company or its Subsidiaries; or (iv) any claim that shares or interests were wrongfully repurchased by the Company; or

(e) any liability of the Company or any Subsidiary: (i) for long term or short term disability or workers compensation obligations to any current employee existing on the Closing Date or arising out of circumstances prior to the Closing; (ii) in connection with the burst pipe event on June 19, 2008 as set forth in Section 3.16 and Schedule thereto, except for the $10,000 deductible and (iii) in connection with any retention agreement with any employee of the Company listed in Schedule 3.19.

Section 7.2 Indemnification by the Buyer and the Company. The Buyer and the Company shall indemnify the Seller and its officers, directors, employees, successors and assigns (together the “Seller Indemnified Parties”) in respect of, and hold each harmless against, any and all Damages incurred or suffered by the Seller Indemnified Parties resulting from, relating to or constituting:

(a) any breach of any representation or warranty of the Buyer contained in this Agreement;

(b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement;

(c) any action, transaction, condition or event occurring or existing in connection with the business of the Company or its Subsidiaries, except for liabilities expressly retained by the Seller hereunder. “Claim” as used herein shall include without limitation any action by a governmental authority to require the taking of an action or performance of an act and any claim for environmental damage, product liability or workers compensation;

(d) any action brought against a Seller Indemnified Party as a result of the Company and its Subsidiaries’ use of the Lydall Name after Closing.

Section 7.3 Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the “extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VI not involving a Third Party Action, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer); (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute.

Section 7.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements shall survive the Closing. The representations and warranties set forth in Article III shall expire February 28, 2010, except that (i) claims for willful misrepresentation by either party and claims asserting breaches of the representations and warranties in Sections 3.9 (Title to Assets), 3.8 (Taxes), 3.16 (Litigation as it relates solely to the burst pipe described therein), 3.18c (Workers Compensation claims existing at Closing) 3.19(e) (ERISA and liability under retention agreements), 3.20 (Environmental) and 3.21(b) (Unlawful Acts) shall expire on the fifth anniversary of the date of this Agreement and (ii) the representations and warranties set forth in Article II and Sections 3.1 (Organization), 3.2 (Capitalization), 3.3 (Authorization), 4.1 (Organization of Buyer) and 4.2 (Authorization of Buyer) shall survive the Closing without limitation. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

Section 7.5 Limitations.

(a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Indemnifying Parties (Buyer or Seller) for Damages under this Article VII shall not exceed Thirty Five percent (35%) of the purchase price paid at Closing, and (ii) no Indemnifying Party Seller shall be liable under this Article VII unless and until the aggregate Damages for which they would otherwise be liable under this Article VII exceed $25,000 (at which point the Indemnifying Party shall become liable for the aggregate Damages amounts in excess of $25,000) (“the Basket”); provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Article II or Sections 3.1, 3.2, 3.3, 3.4, 4.1 or 4.2 or any liability set forth in Section 7.1(e) and further provided that no reference to materiality in Articles 3 or 4 will increase the Basket amount.

(b) Notwithstanding any other provision of this Agreement to the contrary, no indemnification pursuant to this Article VII shall be made:

(i) if, and to the extent that, the indemnifying party has, within thirty (30) days following receipt of a notice from the indemnified party, cured such breach by specific performance or otherwise;

(ii) if, and to the extent that, the indemnified party is entitled to receive or has received recovery for the relevant Damages from any other person or entity (including under any insurance policy) or if, and to the extent that, non-recovery from any other person or entity is due to the failure of the indemnified party to use its reasonable best efforts to obtain such recovery;

(iii) if, and to the extent that, the relevant Damages arise or result from a breach of any representation or warranty set forth in this Agreement with respect to which (a) the Managers or officers of the Buyer had actual knowledge on or before the Closing Date of the facts or circumstances that are alleged to form the basis of such breach; and

(c) The right to indemnification provided in this Article VII shall be the Buyer’s exclusive remedy for any Damages it suffers as a result of the transactions contemplated by this Agreement.

(d) Cooperation of the Parties. Each Party shall give the other Parties its full cooperation in defending all claims subject to indemnification hereunder, including furnishing witnesses and documentary evidence to the extent available.

Section 7.6 Treatment of Indemnification Payments. Any payments made to an Indemnified Party pursuant to this Article VII shall be treated as an adjustment to the Purchase Price for Tax and accounting purposes and the parties agree to treat such payments accordingly.

ARTICLE VIII.

POST-CLOSING AGREEMENTS

Seller agrees that from and after the Closing Date:

Section 8.1 Proprietary Information.

(a) Seller shall hold in confidence and shall use its best efforts to have all officers, directors and personnel who continue after the Closing to be employed by Seller to hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Company and not to disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller.

(b) If (i) the employment of an officer, director or other employee of Seller, to whom secret or confidential knowledge or information concerning the business of the Company or its Subsidiaries has been disclosed, is terminated and (ii) such individual is subject to an obligation to maintain such knowledge or information in confidence after such termination, the Seller shall, upon request by the Buyer, take all reasonable steps at Seller’s expense to enforce such confidentiality obligation in the event of an actual or threatened breach thereof. Any legal counsel retained by Seller in connection with any such enforcement or attempted enforcement shall be selected by such Seller, but shall be subject to the approval of the Buyer, which approval shall not be unreasonably withheld.

(c) Seller agrees that the remedy at law for any breach of this Section 8.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 8.1.

Section 8.2 No Solicitation or Hiring of Former Employees. Except as provided by law, for a period of two (2) years after the Closing Date, Seller shall not (a) solicit any person who is an employee of the Company or its Subsidiaries on the date hereof to terminate his or her employment or to become an employee of Seller or (b) hire any person who was such an employee on the date hereof.

Section 8.3 Non-Competition Agreement.

(a) For a period of five (5) years after the Closing Date, Seller shall not, engage in any business competitive with the business of the Company or its Subsidiaries as conducted on the Closing Date, in the United States or any other country.

(b) The Seller and the Buyer agree that the duration and geographic scope of the non-competition provision set forth in this Section 7.3 are reasonable and represent an independent and significant inducement to Buyer to enter into this Agreement. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Seller and the Buyer agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Seller and the Buyer intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Seller agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

Section 8.4 Expenses. Except as otherwise expressly provided herein, (i) the Buyer will pay all fees and expenses (including legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby, and (ii) the Seller will pay all fees and expenses (including legal and accounting fees and expenses) incurred by the Seller and the Company in connection with the transactions contemplated hereby. The Seller shall be responsible for payment of all sales or transfer Taxes arising out of the conveyance of the Shares.

Section 8.5 Tax Matters.

(a) Tax-Sharing Agreements. Any tax-sharing agreement between Seller and any of the Company and its Subsidiaries is hereby terminated as of the Closing Date and shall have no further force or effect for any taxable year (whether the current year, a future year, or a past year), provided that such termination shall not reduce or limit in any way the liability of Seller or increase the liability of the Company for any Taxes incurred by the Company after Closing attributable to the period prior to Closing.

(b) Returns for Periods through the Closing Date. Seller shall include the income of the Company and its Subsidiaries on Seller’s consolidated federal income tax returns for all periods through the end of the Closing Date and pay any federal income taxes attributable to such income. The Company and its Subsidiaries shall furnish Tax information to Seller for inclusion in Seller’s federal consolidated income tax return for the period that includes the Closing Date in accordance with the Company’s past custom and practice. The income of the Company and its Subsidiaries shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company and its Subsidiaries as of the end of the Closing Date.

(c) Post-Closing Elections. At Seller’s request and expense, Buyer shall cause any of the Company and its Subsidiaries to make or join with Seller in making any Tax election after the Closing if the making of such election does not have a material adverse impact on Buyer (or any of the Company and its Subsidiaries) for any period occurring after the Closing Date.

(d) Tax Refunds. Buyer shall pay to the Seller any and all refunds or credits of Taxes received by the Buyer or the Company after the Closing Date and attributable to Taxes paid by the Seller or the Company with respect to any period occurring prior to the Closing Date, provided that no filing for any refund or amendment of any return or any adjustment or modification of Taxes payable by the Company or the Subsidiaries for any period will be made without the prior written consent of the Company if the effect of such filing or amendment will have an adverse effect on the Company or any subsidiary after Closing.

ARTICLE IX.

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Accountant” shall mean an accounting firm of national standing jointly selected by Seller and Buyer.

“Acquisition” shall mean the acquisition of all of the shares of Company Stock by the Buyer in accordance with the terms of this Agreement.

“Affiliate” shall mean any affiliate of the Company, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Buyer. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefore, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean September 15, 2008, or such other date as may be mutually agreeable to the Parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Material Adverse Effect” shall mean any adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company, or (ii) the ability of the Buyer to operate the business of the Company and its Subsidiaries immediately after the Closing, in excess of $25,000. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts and other expenses of litigation).

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Draft Closing Balance Sheet” shall mean a consolidated balance sheet of the Company as of the Closing Date.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage (including self-insured arrangements), health benefits, severance benefits, retirement benefits, disability benefits, supplemental unemployment benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Encumbrance” shall mean any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on voting rights, charge or other encumbrances of any nature whatsoever.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (I) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code). or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(0) of the Code), any of which includes or included the Company.

“Expected Claim Notice” shall mean a notice that. as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Final Closing Balance Sheet” shall mean the balance sheet determined pursuant to the procedures set forth in Section 1.6(b).

“Financial Statements” shall mean:

(a) the unaudited balance sheets and statement of income, of the Company as of and for each of the fiscal years ended December 31 2005, December 31, 2006 and December 31, 2007;

(b) the most recent unaudited balance sheet and the statement of income, for the month ended as of the most recent balance sheet date.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indebtedness” shall mean, with respect to the Company, all obligations, contingent and otherwise, that, in accordance with GAAP, should be classified upon the Company’s balance sheet as liabilities, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all obligations in respect of interest rate protection arrangements and exchange rate protection arrangements; (d) all guarantees, endorsements and other contingent obligations. whether direct or indirect, in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; and (e) any obligations to reimburse an issuer in respect of any letters of credit.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean all:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(c) copyrights and registrations and applications for registration thereof;

(d) mask works and registrations and applications for registration thereof;

(e) computer software, data and documentation;

(f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(h) copies and tangible embodiments thereof.

“Lease” shall mean any lease or sublease pursuant to which the Company or its Subsidiaries leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the consolidated balance sheet of the Company dated July 31, 2008.

“Most Recent Balance Sheet Date” shall mean July 31, 2008.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Objection Deadline Date” shall mean the date 45 days after delivery by the Buyer to the Seller of the Draft Closing Balance Sheet.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Party” shall mean anyone of the Buyer, the Seller (collectively or individually) or the Company.

“Parties” shall mean the Buyer, the Seller and the Company.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Purchase Price” shall have the meaning set forth in Section 1.4.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Response” shall mean a written response containing the information provided for in Section 7.2(c).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

“Shares” shall mean all of the outstanding shares of Common Stock as of the date of this Agreement.

“Seller” shall mean Lydall, Inc.

“Subsidiaries” shall mean Lydall Distribution Services, Inc. and Lydall Express, LLC.

“Taxes” (including with correlative meaning “Tax” and “Taxable”), shall mean any federal, state, local or foreign income, gross receipts, ad valorem, net worth, gains, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise or other taxes including any interest, fines, penalties, assessments or additions to tax.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including any amendments thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.

“Transaction Documents” shall mean collectively, this Agreement including its exhibits and schedules and any other certificates or documents required to complete the transactions expressly contemplated by this Agreement.

“Unresolved Objections” shall mean any objections set forth on the Seller’s statement of objections that remain unresolved 30 days after delivery of such statement of objections.

“Working Capital” shall mean the line item captioned “Total current assets” on the Final Closing Balance Sheet, less the line item captioned “Total current liabilities” on the Final Closing Balance Sheet, both of which line items on the Final Closing Balance Sheet shall correspond to the same line items with such captions as reflected in the Most Recent Balance Sheet and consist of the same categories of assets and liabilities as are contained in such line items.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

Section 10.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Buyer:

c/o Pine Creek Partners LLC.

1055 Thomas Jefferson Street, N.W.

Suite 650

Washington, D.C. 20007

Attention: George McCabe

With a copy to:

John M. Bryan, Esq.

Bean Kinney & Korman P.C.

2300 Wilson Boulevard

Suite 700

Arlington, VA 22201

To the Seller or the Company:

Mary A. Tremblay

Vice President and General Counsel

Lydall, Inc.

One Colonial Road

Manchester, CT 06045

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) three business days after being sent, if sent by registered or certified mail.

Section 10.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Seller and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other Party. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Seller or the Company from any obligation or liability under this Agreement.

Section 10.4 Entire Agreement; Amendments; Attachments. This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the Parties pursuant hereto represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties. The Buyer, by the consent of its governing representatives and the Seller may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and Seller. If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

Section 10.5 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 10.6 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

Section 10.8 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each Party agrees to accept service of any summons. complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.2, provided that nothing in this Section 10.8 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

Section 10.9 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

Section 10.10 Counterparts and Electronic Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic signature and the parties intend that such facsimile or electronic signatures be treated as an original signature for all purposes hereof.

ARTICLE XI

TERMINATION

Section 11.1 Termination. This Agreement may, by notice given from one party to the other, be terminated:

(a) by either the Buyer or the Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

(b) by the mutual consent of the Buyer and the Seller; or

(c) by the Seller if the Closing has not occurred (other than through the failure of the Seller to comply fully with its obligations under this Agreement) on or before September 15, 2008, or such later date as the parties may agree upon.

Section 11.2 Effect of Termination. Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be deemed to be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except for any obligations that, by their terms, expressly survive any such termination; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party, the terminating party’s right to pursue all legal remedies for its actual damages will survive such termination unimpaired.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

BUYER:

LTL Acquisition LLC.

By:	/s/ George McCabe
George McCabe
Title:	Chairman

SELLER:

Lydall, Inc.

By:	/s/ Dale G. Barnhart
Dale G. Barnhart
Title:	President and Chief Executive Officer

COMPANY:

Lydall Transport, Ltd.

By:	/s/ Bill W. Franks, Jr.
Bill W. Franks, Jr.
Title:	President

Exhibit A

Services Agreement

This Services Agreement (this “Services Agreement”) is made as of the      day of September, 2008 by and between Lydall, Inc. (“Lydall”) and Lydall Transport, Ltd. (the “Company”)

Recitals:

Whereas, Lydall, the Company and LTL Acquisition LLC (“Buyer”) entered into that certain Stock Purchase Agreement dated as of September __, 2008 (the “Stock Purchase Agreement”).

Whereas, Lydall has agreed to engage the services of the Company on the terms and conditions set forth herein, as an inducement for Buyer to enter into the Stock Purchase Agreement.

Now therefore, in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Services. Lydall hereby engages the Company and/or its subsidiaries, Lydall Distribution Services Inc. and Lydall Express LLC (the “Subsidiaries”) to perform substantially the same freight hauling services after the date hereof as those performed by each such entity prior to the date hereof (the Services”).

2. Term. This Services Agreement shall commence on the date hereof and terminate on the third (3rd) anniversary of the date hereof.

3. Cost. The Company shall perform the Services at the rates specified in the Rate Sheet attached hereto as Schedule A, provided that the minimum revenue payable to the Company and/or its Subsidiaries during each 12 month period during the term beginning on the date of this Agreement, shall not be less than One Million Two Hundred Thousand Dollars ($1,200,000.00). If less than such minimum revenues have been paid during any such 12 month period, Lydall agrees to pay the difference between (i) $1.2 million and (ii) the revenues actually paid to the Company and/or its Subsidiaries during such period within thirty (30) days after the end of such period.

4. Relationship; Authority. The relationship created hereby is one of independent contractor. Neither the Company nor its Subsidiary, on the one hand, or Lydall, on the other hand, shall have any authority (actual, apparent or implied) to bind or commit the other any act or action, or grant or withhold the consent or approval to any act or action without prior written approval of such other party.

5. General Provisions. (a) This Services Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements or understandings among the parties with respect thereto; (b) this Services Agreement shall be binding upon the parties hereto and their respective successors and assigns and may be changed only in writing signed by the party against whom enforcement is sought; (c) this Services Agreement will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia (without regard to its conflicts of laws provisions); the parties consent and submit to the jurisdiction of the state or federal courts located in the Commonwealth of Virginia and waive any defense of an inconvenient forum; (d) this Services Agreement may be executed in one or more counterparts, each of which shall constitute an original and together shall constitute one Services Agreement; (e) the parties intend and agree that electronic or facsimile signatures shall be good and sufficient evidence of signature on all documents and authorizations; and (f) if any provision or covenant of this Services Agreement is held to be invalid or unenforceable, then the parties agree to be bound by a lesser covenant that imposes the maximum duty permitted by law as if the resulting covenant were separately stated in and made a part of this Services Agreement and the remainder of this Services Agreement shall remain in full force and effect to the extent not held invalid or unenforceable.

In Witness Whereof, the undersigned have caused this Services Agreement to be executed intending to create a binding instrument under seal as of the date first above written.

Lydall Inc.

, 2008	By:
Print Name:
Title:

Lydall Transport, Ltd.

, 2008	By:
Print Name:
Title:

Schedule A

Rate Schedule

1. For the period from the date hereof until December 31, 2009, the Company for itself and its Subsidiaries agrees to charge (or cause its Subsidiary to charge) Lydall, and Lydall agrees to pay, for freight hauling services at a rate equal to the lower of:

(a) the rate for such services as of August 1, 2008 per the attached rate schedule; or

(b) cost plus twenty four percent (24%), provided that “cost” will be actual, documented out of pocket expenses consistent with past practice.

2. For the period from January 1, 2010 until December 31, 2010, the Company and Lydall agree to meet not less than 30 days prior to the beginning of calendar year 2010 to develop in good faith pricing terms for freight hauling services for the calendar year 2010 based on then prevailing market conditions.

3. For the period from January 1, 2011 until December 31, 2011, the Company and Lydall agree to meet not less than 30 days prior to the beginning of calendar year 2011 to develop in good faith pricing terms for freight hauling services for the calendar year 2011 based on then prevailing market conditions.

4. The failure of the Company and Lydall to agree on pricing under Section 2 or 3 of this Schedule A shall not reduce, limit or otherwise affect Lydall’s obligations for payment of minimum annual revenues for each of such years under Section 3 of the Services Agreement.

Exhibit B

Transition Services Agreement

This Transition Services Agreement (this “Agreement”) is made as of the      day of September, 2008 by and between Lydall Transport Ltd., for itself and for its affiliates Lydall Distribution Services Inc. and Lydall Express LLC (together, the “Company”) and Lydall, Inc. (“Lydall”).

Recitals:

Whereas, incident to a change in ownership of the Company pursuant to a Stock Purchase Agreement dated as of September     , 2008 between and among the Company, Lydall and [Buyer] (the “Stock Purchase Agreement”), Lydall has agreed to provide certain services for the Company to facilitate the transition to new ownership, all on the terms and conditions set forth herein.

Now therefore, in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Services. Lydall hereby agrees to provide those transition services set forth on Schedule 1 (the Services”) for the periods set forth thereon.

2. Fee. The Company agrees to pay Lydall the sum of $100.00 per month for the Services.

3. Expenses. The Company shall reimburse Lydall for the actual and direct costs and expenses payable by Lydall to unaffiliated third parties in rendering the Services, subject to consultation and prior approval of any expense which exceeds, in the aggregate, $            . All expenses will be billed at cost.

4. Confidential Information. In the course of providing services for the Company, each of the Company (through its access to certain systems of the Lydall) and Lydall (through the Company’s use of such systems) may learn or discover information that non-public, proprietary information. Lydall agrees that, during the Term and at all times thereafter, neither the Company nor Lydall will, directly or indirectly, disclose or use any such information of the other party (“Confidential Information”) without the consent of such party. Confidential Information shall not include: information which is currently in the public domain or hereafter enters the public domain without the fault or involvement of the receiving party; information known to the receiving party prior to its disclosure by the disclosing party (and which is not subject to nondisclosure pursuant to the Stock Purchase Agreement) and information disclosed to the receiving party from a source (other than the disclosing party) having a lawful right to make such disclosure to the receiving party, or information required to be disclosed under any court order or governmental directive. The terms of this Agreement shall be treated as Confidential Information by both parties, except as required by law.

5. Relationship; Authority. The relationship created hereby is one of independent contractor. Lydall shall have no authority (actual, apparent or implied) to bind or commit the Company to any act or action, or grant or withhold the consent or approval to any act or action on behalf of the Company, without prior written approval of the Company.

6. General Provisions. (a) This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements or understandings among the parties with respect thereto; (b) this Agreement shall be binding upon the parties hereto and their respective successors and assigns and may be changed only in writing signed by the party against whom enforcement is sought; (c) this Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (other than its rules regarding conflicts of laws); the parties consent and submit to the jurisdiction of the state or federal courts located in the State of Delaware and waive any defense of an inconvenient forum; (d) this Agreement may be executed in one or more counterparts, each of which shall constitute an original and together shall constitute one Agreement; (e) the parties intend and agree that electronic or facsimile signatures shall be good and sufficient evidence of signature on all documents and authorizations; and (f) if any provision or covenant of this Agreement is held to be invalid or unenforceable, then the parties agree to be bound by a lesser covenant that imposes the maximum duty permitted by law as if the resulting covenant were separately stated in and made a part of this Agreement and the remainder of this Agreement shall remain in full force and effect to the extent not held invalid or unenforceable.

In Witness Whereof, the undersigned have caused this Agreement to be executed intending to create a binding instrument under seal as of the date first above written.

Lydall Transport Ltd.

, 2008	By:
Print Name:
Title:

Lydall Inc.

, 2008	By:
Print Name:
Title:

Transition Services Agreement dated September     , 2008

Schedule 1

Transition Services:

1. Software Licensing: To the extent permitted under its licensing agreements, Lydall will sublicense all software utilized by the Company as of Closing to the Company until December 31, 2008;

2. Accounting. The Company will have continued use and access to all accounting modules, Oracle and underlying records utilized by the Company through the first quarter of 2009 to permit a compliant audit of the Company and its affiliates Lydall Distributions Services Inc. and Lydall Express LLC (“Affiliates”), including the following:

(a) Continued ability to pay vendors through Oracle and Paymode;

(b) Continued use of all components of Oracle financial system currently in place; and

(c) Assistance with payroll while transition to ADP is being completed

The foregoing shall not require Lydall to perform any affirmative accounting functions for the Company or Affiliates except to facilitate the foregoing.

3. IT. Email/Web Mail Hosting. Lydall will maintain existing e-mail accounts, web-mail hosting and related activities with the current provider until December 31, 2008 to allow the Company, authorized customers and vendors and personnel with access and use of such system pending migration to the Company’s new system; Lydall will not view, examine, search, store or monitor the contents of any such accounts (including meta data). In addition, Lydall will:

(a) Assist in the transfer, movement migration, installation and/or configuration to or for the Company or Affiliates of the following:

(i) Network routing switching / Data Cloud services;

(ii) NetWare File Server;

(iii) eMail or GroupWise;

(iv) Domain Names, including lydalltransport.com;

(v) Paradox;

(vi) Adding a new Citrix Server to the farm/printer configuration;

(vii) Movement of data for Novell/email and Abecas;

(viii) Application Support/Knowledge Transfer;

(ix) Licensing Transfer (including MS, SQLServer, Office, Groupwise, Novell; antivirus)

(x) Abecas software;

(xi) Antivirus software;

(xii) Backup Software

(b) Assist in migrating the following servers and or services:

(i) NetWare File Server (server not owned);

(ii) Novell GroupWise (server not owned);

(iii) Abecas 230, 231, 232 (owned by Transport);

(iv) Abcomm (owned by Transport);

(v) Telnet servers (one is physical. the other is virtual);

(vi) eLife server (owned by transport);

(vii) ftp server;

(viii) Phone Services (Cell, 800#’s, Local #’s, Vendor Services Transition)

(c) Implement and permit the knowledge transfer to encompass all of above as needed, as well as any other transport specific hardware/software not mentioned.

4. Banking. Lydall will coordinate and assist in transition of current operating bank accounts for Company at Webster Bank (and other banks or facilities in which Company funds are or may be held or received) to the control of the Company; the Company will establish one or more accounts at Webster bank for transition of the funds of the Company and the Affiliates and their disbursement. Control of the two checking accounts at Webster Bank used for paying Commdata, owner/operators and carriers that are not set up for direct deposit will be transferred to the Company and any Company funds received by Lydall after the date hereof will be promptly swept to the Company accounts or delivered to the Company without deduction or offset, unless otherwise agreed to by the Company. Ownership of the lockbox accounts will be transferred to the exclusive control of the Company at Closing. Lydall will assist in identifying and transferring payments for vendors (such as GE Commercial Credit) that withdraw funds by ACH directly from Lydall Inc. accounts. The Company will continue to have access to Webster online payment system for owner /operator payments made by ACH for Lydall Express and Lydall Transport until transition is completed to new bank. Notwithstanding anything to the contrary in this Agreement, Lydall will not make any payment on behalf of the Company or its Subsidiaries unless and until the funds are transferred to Lydall prior to the payment by Lydall.

5. HR: Lydall will assist in the transfer of HR Services, establishment of new 401K, Life, Disability (Long & Short term), Work Comp, Health Care Spending, Dental, Executive Life & Disability Transfer.

6. Other services. Other services currently provided by Lydall to the Company in the ordinary course of business will continue to be provided until December 31, 2008.

7. Records. Lydall will assist as necessary to migrate data, information and other records to the Company as soon as possible after the date hereof.

Exhibit C

Use of Name Agreement

This Use of Name Agreement (this “Agreement”) is made as of the      day of September, 2008 by and between Lydall Transport Ltd., for itself and for its affiliates Lydall Distribution Services Inc. and Lydall Express LLC (together, the “Company”) and Lydall, Inc. (“Lydall”).

Recitals:

Whereas, incident to a change in ownership of the Company pursuant to a Stock Purchase Agreement dated as of September     , 2008 between and among the Company and Lydall (the “Stock Purchase Agreement”), Lydall has agreed to allow the Company to use the name “Lydall” for a limited time, and upon the additional the terms and conditions set forth herein.

Now therefore, in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Term of the Agreement. The term of this agreement shall be from Closing through December 31, 2009. The Company shall have no right to use the name “Lydall” in any form after the expiration date of this Agreement.

2. License. The Company is hereby granted a royalty-free, non-transferable worldwide right and license to use the name “Lydall” in its business names for the term of this Agreement; provided that the Company shall, within 60 days of Closing, remove or conceal all references to “lydall.com” on its trailers. The Company further agrees to remove or conceal all references to “lydall.com” on all documents sent to third parties as soon as possible after the removal or concealment of the “lydall.com” mark on its trailers.

3. Non-expansion. The Company agrees that it will not expand the use of the name “Lydall” beyond its current use by the Company or any of their subsidiaries. The parties hereby confirm that the current use of the “Lydall” name is limited to use on trailers, on documents to third parties, and business communications.

4. Indemnification. The Company and their subsidiaries agree to indemnify and hold harmless Lydall, its affiliates, officers, employees, and representatives from and against any losses, costs, damages, and/or expenses resulting from claims by any third party for any injury, criminal or civil claim, cause of action or other allegation of harm or damage against Lydall arising out of, relating to, or concerning the use by the Company and/or its subsidiaries of the name “Lydall,” including any such claims or causes of action which may be asserted after the termination of this agreement but which arose from or relate to acts or events that occurred during the term of this Agreement, subject, when aggregated with other claims subject to such cap thereunder, to the cap set forth in section 6.5 (a)(i) of the Stock Purchase Agreement, but not subject to the basket set forth in section 6.5 (a)(ii) of the Stock Purchase Agreement.

5. Consent to derivative or similar names. In the event the Company or any of its subsidiaries intend to use or register a business name or trade or service mark in the future that is similar to the Lydall name and mark, the Company or its applicable subsidiary hereby agree to submit such name and/or mark to Lydall in written form which matches the format proposed to be used or registered, in order to obtain the consent of Lydall for such use or registration. Lydall shall not unreasonably withhold its consent to the use or registration of such proposed mark or name.

6. Relationship; Authority. The relationship created hereby is one of independent contractor. Neither party shall have authority (actual, apparent or implied) to bind or commit the other party to any act or action, or grant or withhold the consent or approval to any act or action on behalf of the other party, without prior written approval of the other party.

7. General Provisions. (a) This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements or understandings among the parties with respect thereto; (b) this Agreement shall be binding upon the parties hereto and their respective successors and assigns and may be changed only in writing signed by the party against whom enforcement is sought; (c) this Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (other than its rules regarding conflicts of laws); the parties consent and submit to the jurisdiction of the state or federal courts located in the State of Delaware and waive any defense of an inconvenient forum; (d) this Agreement may be executed in one or more counterparts, each of which shall constitute an original and together shall constitute one Agreement; (e) the parties intend and agree that electronic or facsimile signatures shall be good and sufficient evidence of signature on all documents and authorizations; and (f) if any provision or covenant of this Agreement is held to be invalid or unenforceable, then the parties agree to be bound by a lesser covenant that imposes the maximum duty permitted by law as if the resulting covenant were separately stated in and made a part of this Agreement and the remainder of this Agreement shall remain in full force and effect to the extent not held invalid or unenforceable.

In Witness Whereof, the undersigned have caused this Agreement to be executed intending to create a binding instrument under seal as of the date first above written.

Lydall Transport Ltd. and its subsidiaries

September , 2008	By:
Print Name
Title

Lydall Inc.

September , 2008	By:
Print Name
Title